As filed with the Securities and Exchange Commission on March 29, 2017
Registration No.
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

OMNOVA Solutions Inc.
(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-1897652
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

25435 Harvard Road Beachwood, Ohio	44122
(Address of Principal Executive Offices)	(Zip Code)
OMNOVA SOLUTIONS INC. 2017 EQUITY INCENTIVE PLAN
(Full Title of the Plan)
Frank P. Esposito
Assistant General Counsel & Corporate Secretary
OMNOVA Solutions Inc.
25435 Harvard Road
Beachwood, Ohio 44122
(216) 682-7000
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)
Indicate by check mark whether Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee
Common Shares, par value $0.10 per share	1,800,000	$8.90	$16,020,000	$1,857

(1)
Represents the common shares, par value $0.10 per share (“Common Shares”), of OMNOVA Solutions Inc. (“Registrant”), issuable pursuant to the OMNOVA Solutions Inc. 2017 Equity Incentive Plan (the “Plan”) being registered hereon.

(2)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional Common Shares that may become issuable under the Plan by reason of any stock dividend, stock split, reorganization, merger, consolidation or reorganization of or by Registrant that results in an increase in the number of Registrant’s outstanding Common Shares or Common Shares issuable pursuant to the Plan.

(3)
Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, on the basis of the average of the high and low sale prices of such securities on the New York Stock Exchange on March 23, 2017, which is within five business days prior to the date of this filing.

EXPLANATORY STATEMENT
This Registration Statement on Form S-8 (the “Registration Statement”) relates to the registration of 1,800,000 Common Shares issuable under the Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Registrant has sent or given, or will send or give, documents containing the information specified by Part I of this Registration Statement to participants in the Plan to which this Registration Statement relates, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. Such documents need not be filed with the Commission, but these documents constitute (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have been filed by Registrant with the Commission, are incorporated herein by reference:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016;

(b)	Registrant’s Quarterly Report on Form 10-Q for the quarter ended February 28, 2017;

(c)
Registrant’s Current Reports on Form 8-K filed on December 2, 2016, December 8, 2017, January 26, 2017, February 1, 2017, February 13, 2017, March 24, 2017 and March 29, 2017 (excluding information in such Current Reports filed under Items 2.02, 7.01, and 8.01 and the exhibits related thereto, to the extent such information has been furnished to and not filed with the Securities and Exchange Commission); and

(d)
The description of Registrant’s Common Shares contained in the Registration Statement on Form 10 filed with the Commission on July 9, 1999 and all amendments and reports filed for the purpose of updating that description.

All documents filed by Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.
Registrant is incorporated under the laws of the state of Ohio.
Section 1701.13(E) of the Ohio Revised Code (the “Code”) sets forth conditions and limitations governing the indemnification of directors, officers, and certain other persons (“Indemnified Persons”). In general, the Code authorizes Registrant to indemnify Indemnified Persons from liability if the Indemnified Person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of Registrant, and, with respect to any criminal actions, if the Indemnified Person had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or on behalf of Registrant, indemnification is prohibited in certain circumstances, including (i) if the person seeking indemnification is adjudged liable for negligence or misconduct in the performance of such person’s duties to Registrant, unless an appropriate court determines such person is fairly and reasonably entitled to indemnification for such expenses as the court shall deem proper, or (ii) if liability asserted against such person concerns certain unlawful dividends, distributions and other payments. Section 1701.13(E) of the Code provides that to the extent an Indemnified Person has been successful on the merits or otherwise in defense of any such action, suit or proceeding, that Indemnified Person shall be indemnified against expenses reasonably incurred in connection therewith. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of Registrant or any agreement with directors, officers and certain other persons. Registrant may purchase and maintain insurance or furnish similar protection on behalf of any Indemnified Person against any liability asserted against and incurred by an Indemnified Person in his or her capacity, or arising out of his or her status, as a director, officer or certain other person, whether or not Registrant would have the power to indemnify him or her against such liability under the Code.
Under the terms of Registrant’s directors’ and officers’ liability and company reimbursement insurance policies, directors and officers of Registrant are insured against certain liabilities, including liabilities arising under the Securities Act.
Section 30 of the Amended and Restated Code of Regulations of Registrant (the “Regulations”) provides that Registrant shall indemnify to the fullest extent permitted or authorized by Ohio law any person made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was a director, officer, or employee of Registrant or is or was serving at the request of Registrant as a director, trustee, officer, employee or agent of any other corporation, limited liability company, or a partnership, joint venture, trust, or other enterprise. The indemnification provided by Section 30 of the Regulations is not exclusive and is in addition to any other rights to which any person seeking indemnification may be entitled.
Registrant is also party to Indemnification Agreements with its executive officers and directors pursuant to which Registrant has agreed to indemnify each executive officer or director to the fullest extent permitted or authorized by Ohio law, if the executive officer or director is made or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such individual is or was a director, officer, employee, or agent of Registrant and/or any of its subsidiaries, or is or was serving at the request of Registrant and/or any of its subsidiaries as a director, trustee, officer, employee, member, manager, or agent, any corporation, limited liability company, partnership, joint venture, trust, plan or other entity or enterprise. Registrant has agreed to advance expenses incurred by an executive officer or director in defending any such action, suit, proceeding, except (a) to the extent attributable to acts or omissions of an executive officer or director which were undertaken with deliberate intent to harm Registrant or with reckless disregard for the best interests of Registrant, (b) to the extent payment by Registrant is prohibited by applicable law or is otherwise unlawful, or (c) to the extent attributable to claims that do not constitute indemnifiable claims under such agreement. The Indemnification Agreement also specifies the procedures through which the executive officers and directors may seek indemnification from Registrant. The indemnification provided under the Indemnification Agreements is not exclusive and is in addition to any other rights to which any executive officer or director seeking indemnification under such agreements may be entitled; provided, however, that the amount of indemnification available under the Indemnification Agreement will be reduced by the amount of other similar indemnification the executive officer or director receives under the Ohio Revised Code, the Regulations, under any insurance policy, contract, or otherwise.

Item 7.	Exemption from Registration Claimed.
Not applicable.

Item 8.	Exhibits.
An opinion of counsel as to the valid issuance of the securities being registered under this Registration Statement is not required because the securities will not be original issuance securities. If at any time the Company determines otherwise, an appropriate opinion of counsel will be filed.

Exhibit No.	Description
4.1
Amended and Restated Articles of Incorporation of Registrant (incorporated herein by reference to Exhibit 3.1 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2016, File No. 001-15147)

4.2
Amended and Restated Code of Regulations of Registrant, effective April 4, 2014 (incorporated herein by reference to Exhibit 3.2 to Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2016, File No. 001-15147)

4.3	OMNOVA Solutions Inc. 2017 Equity Incentive Plan (incorporated herein by reference to Annex C to Registrant’s Definitive Proxy Statement on Schedule 14A filed on February 3, 2017, File No. 001-15147)

23	Consent of Independent Registered Public Accounting Firm (filed herewith)

24	Power of Attorney (filed herewith)

Item 9.	Undertakings.

(a)	Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Beachwood, state of Ohio, on this 29th day of March, 2017.

OMNOVA Solutions Inc.
By:	/s/ Frank P. Esposito
Name:	Frank P. Esposito
Title:	Assistant General Counsel and Corporate Secretary
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

March 29, 2017	/s/ Anne P. Noonan* Anne P. Noonan	President and Chief Executive Officer, Director (Principal Executive Officer)

March 29, 2017	/s/ Paul F. DeSantis Paul F. DeSantis	Chief Financial Officer (Principal Financial Officer)

March 29, 2017	/s/ Donald B. McMillan Donald B. McMillan	Chief Accounting Officer (Principal Accounting Officer)

March 29, 2017	/s/ William R. Seelbach* William R. Seelbach	Director

March 29, 2017	/s/ David J. D'Antoni* David J. D'Antoni	Director

March 29, 2017	/s/ Janet Plaut Giesselman* Janet Plaut Giesselman	Director

March 29, 2017	/s/ Joseph M. Gingo* Joseph M. Gingo	Director

March 29, 2017	/s/ James A. Mitarotonda* James A. Mitarotonda	Director

March 29, 2017	/s/ Michael J. Merriman* Michael J. Merriman	Director

March 29, 2017	/s/ Steven W. Percy* Steven W. Percy	Director

March 29, 2017	/s/ Larry B. Porcellato* Larry B. Porcellato	Director

March 29, 2017	/s/ Allan R. Rothwell* Allan R. Rothwell	Director

March 29, 2017	/s/ Robert A. Stefanko* Robert A. Stefanko	Director

*
This Registration Statement has been signed on behalf of the above officers and directors by Frank P. Esposito, as attorney-in-fact, pursuant to a Power of Attorney filed as Exhibit 24 to this Registration Statement.

By:	/s/ Frank P. Esposito
Frank P. Esposito Attorney-In-Fact
March 29, 2017